EXHIBIT 10.36

[Nexsan Technologies Logo]

October 22, 2008

Mike McGuire

Dear Mike,

It is my pleasure to present you with this offer to join Nexsan’s worldwide team of professionals. Below you will find the outline of the terms of the offer.

1.             Position and Responsibilities.  The title of your position will be Chief Commercial Officer, and the effective date of your employment (first day of work) will be October 29, 2008 unless mutually agreed otherwise.

The responsibilities of this position may include, but not be limited to:

•      Prepare and execute worldwide sales strategy to meet company revenue and profit plan objectives through global expansion of VAR, OEM and systems integrator partner base and by developing appropriate programs to support revenue growth from existing partners.

•      Establish sales cycle discipline within the company to include active management of annual and quarterly forecasts, budgets and compensation plans.

•      Develop a world class market facing organization; institute best in class account planning and process discipline and rigor to establish and deliver against appropriate forecasts.

•      Review and establish an effective sales compensation structure that drives high-margin revenue growth while being aligned with Nexsan’s overall objectives.

•      Direct the efforts of the sales force and drive the successful closing of key sales activities and customer relationships.

•      Serve as the senior representative of Nexsan within target accounts; serve as the “closer” of significant deals.

•      Interface with Nexsan customers to ensure appropriate expectations and achievement of objectives.

•      Share customer and market feedback with others on the senior management team to ensure that customer requirements are factored into all existing and new product development processes.

•      Assess competitive landscape and, in conjunction with other members of senior management, ensure appropriate pricing and product positioning occurs within the customer base.

•      Plan the organization’s marketing communications budget including print, electronic and direct mail outlets. As appropriate to enable and support the sales and margin growth objectives, measure ROI of various marketing activities and programs and make adjustments as appropriate.

•      Create partnerships and alliances that move the business forward in accordance with established business objectives.

•      Contribute as an integrated member of the senior management team.

It is understood that your team and position will be based at the Company’s headquarters in Thousand Oaks, and that you are willing to commute there as required, and as requested by the CEO. It is also understood that unless and until Nexsan opens an office in the Washington/Baltimore area, you may also operate out of your home office in Maryland when conducting non-travel work related business activities. The Company will pay for your reasonable travel and lodging expenses to travel to Thousand Oaks on business unless you choose to relocate your home to within reasonable driving distance of Nexsan’s Thousand Oaks offices. There will be considerable additional travel associated with this position. It is understood that there will be travel at regular intervals and occasionally non-regular intervals for the purpose of managing staff, supporting existing business relationships, creating new business relationships, and other activities related to the job role described above.

2.             Compensation.  Your base compensation will consist of an annual salary of $225,000 (Two hundred twenty five thousand dollars) per annum minus any applicable withholdings. Base salary will be paid in the manner that Nexsan typically pays its employees, which currently is every two weeks (26 pay periods per year).

In addition you will receive variable compensation of an on-target amount of an additional $225,000 (Two hundred twenty five thousand dollars) per annum, payable quarterly in arrears. This compensation will be based on product sales, sales growth and performance objectives as defined by myself and the Compensation Committee of the Board. For the first six months of employment, variable cash compensation will be guaranteed at no less than 80% of on-target achievement.

3.             Stock Options.  I will recommend to the Nexsan Board of Directors that a grant of stock options equating to 1.5% of the fully diluted shares outstanding at date of grant be allocated to you. Nexsan’s Board of Directors has sole discretion in granting stock options and for participation in the Nexsan employee stock option plan. Twenty five percent (25%) of your stock options would vest on the first anniversary of the grant date. The remaining seventy five percent (75%) would vest rateably and quarterly over the three year period following the first anniversary of the grant date. In the event of the sale of Nexsan all unvested options will immediately vest. The exercise price will be fair market value as determined by the Board of Directors. A copy of the stock option agreement and the stock option plan are attached.

4.             Benefits.  Included in the compensation package, you will be able to participate in the following benefits on your date of hire afforded a regular, full-time employee. These benefits are continually under review and are subject to change:

•      Medical insurance

•      Dental insurance

•      401K retirement plan

•      Short-term disability insurance

•      Long-term disability insurance

•      Life insurance

•      Company reimbursement for mobile phone usage.

•      Fifteen (15) working days of vacation/PTO during the calendar year. The amount of vacation/PTO time available to you during your first year is determined pro-ratio based on the number of days of employment completed by you during the year.

•      Nexsan approved holidays.

•      While a car allowance is not part of your package, the use of your vehicle for company business is reimbursed on a mileage basis in accordance with Nexsan’s standard policies.

•      In addition you will be reimbursed for all company authorized business expenditures that are in accordance with Company policy, as those policies may currently exist or be modified from time to time. Examples of the type of expenses that are covered for reimbursement are, company authorized travel, plane fare, hotels, personal meals while traveling and meals and or expenses associated with customer and or sales related activities. Additionally, office expenses such as phone fax and reasonable supplies are reimbursable.

5.             Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. A copy of this agreement is attached. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this i) offer letter; ii) agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below); and iii) the Company’s Employee Invention.

Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.             At Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the

Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and an Executive of the Company.

7.             Severance Payments.  If you terminate your employment for Good Reason (as defined below) following a Change of Control of the Company (as defined below) or if your employment is terminated by the Company without Cause (as defined below), you will

(i)            receive 6 months of base salary continuation payable per the Company’s normal pay periods, provided, however, that if you are a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of your termination of employment, then the total amount of the base salary continuation payments that is otherwise payable to your during the six-month period following your termination of employment shall be reduced if necessary so that the total amount of base salary continuation payments during such six-month period does not exceed the amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and the amount, if any, by which your base salary continuation payments are reduced pursuant to this provision shall be paid to you in a lump sum payment six months after your termination of employment,

(ii)           receive variable based cash compensation for two quarters paid at the time such compensation would have been paid if you had remained in employment with the Company, each quarter equal to the average amount per quarter you received over the prior four quarters, and

(iii)          continue to participate in the Company’s benefit plans (other than any tax qualified retirement plan or any deferred compensation plan) for a period of 6 months following your termination of employment.

For purposes of this Section 7, a termination of employment means a separation from service (as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended).

“Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) a material breach of any agreement between you and the Company, (iii) a material failure to comply with the Company’s written policies or rules of which you had notice, (iv) commission of a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (v) a failure to perform assigned duties after receiving written notification of such failure from the CEO, provided that such assigned duties are commensurate with your position as Chief Commercial Officer and are reasonable in nature, (vi) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of the Company, or (vii) any other errors, acts or omissions which constitute cause under applicable state law.

“Change of Control” or “COC” means any of the following events: A sale of all or substantially all of Holdings’ or the Company’s assets. Any person or entity acquiring more than 50% of Holdings’ or the Company’s common and preferred stock, other than a person who is a then-current Major Shareholder. (For purposes of this definition, a Major Shareholder shall be Beechtree Capital and its associated Nexsan investors, VPVP, RRE or GESFID and their respective affiliates, or any other person or entity controlled, directly or indirectly, by such Major Shareholder.)

“Good Reason” means a material diminution in your base salary or a material diminution in your authority, duties or responsibilities; provided, however, that an act or omission will not constitute Good Reason unless (i) you give the Company (or its successor) written notice of the act or omission claimed to constitute Good Reason within ninety (90) days after the occurrence or failure that you claim constitutes Good Reason, (ii) the Company or its successor fails to remedy the act or omission claimed to constitute Good Reason within thirty (30) days of the Company or its successor receives such notice and (iii) you terminate your employment within twelve (12) months after the act or omission that constitutes Good Reason.

8.             Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.             Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided however, that the parties retain their right to, and shall not he prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Ventura County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.          Acceptance.  If you decide to accept our offer, and I hope you will, please sign below in the space indicated and return it to me via email or via our confidential fax at

818-936-0159. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We are looking forward to you joining one of the most dynamic teams in our industry that without your participation will not be the same.

Yours sincerely,

Philip Black
CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Michael McGuire	Date signed:	10/24/2008
Mr. Michael McGuire

[Nexsan Technologies Logo]

January 20, 2010

Michael McGuire

Dear Mike,

Per our discussion, you hereby agree that the following provision will amend your Offer Letter dated October 22, 2008 (the “Agreement”) with Nexsan Technologies, Inc. (the “Company”) and will be inserted as new Section 8, with each of the sections of the Agreement that follow new Section 8 to be sequentially renumbered:

8.             Non-Solicitation: For a one-year period following Executive’s termination of employment with the Company, Executive shall be prohibited from directly or indirectly soliciting individuals or entities that are end user customers, channel partners or employees of the Company, Nexsan Corporation or any of its principal subsidiaries, from ceasing or diminishing their relationship or level of business with the Company, Nexsan Corporation or any its principal subsidiaries.

Sincerely,

/s/ Philip Black

Philip Black
CEO

I have read and understood this amendment to the offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Michael McGuire	Date Signed:	1/20/2010
Michael McGuire